Exhibit 99.1

January 16, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Grace Yoon, Bank of America, 212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $4 Billion in 2008

Fourth-Quarter Net Loss of $1.79 Billion

Extends $115 Billion in New Credit in Fourth Quarter

$15.31 Billion Fourth-Quarter Net Loss at Merrill Lynch

U.S. Invests $20 Billion in Bank of America; Also Provides Insurance for $118 Billion in Exposure

Quarterly Dividend Reduced to $.01

CHARLOTTE — Bank of America Corporation today reported full-year 2008 profit of $4.01 billion compared with net income of $14.98 billion a year earlier.

Earnings after preferred dividends and available to common shareholders were $2.56 billion, or $0.55 per diluted share, down from $14.80 billion, or $3.30 per share.

In the fourth quarter of 2008, the company had a net loss of $1.79 billion compared with net income of $268 million a year earlier. The net loss applicable to common shareholders was $2.39 billion, or $0.48 per diluted share, down from net income of $215 million, or $0.05 per share, in the same period in 2007. Results include Countrywide Financial, which Bank of America purchased on July 1, but not Merrill Lynch & Co., Inc., which was acquired on January 1, 2009.

Fourth quarter results were driven by escalating credit costs, including additions to reserves, and significant writedowns and trading losses in the capital markets businesses. These actions reflect the deepening economic recession and extremely challenging financial environment, both of which significantly intensified in the last three months of 2008.

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Global Consumer and Small Business Banking and Global Wealth and Investment Management were profitable, paced by Bank of America’s successful and expanding deposit business. Negative results in Capital Markets and Advisory Services masked the profitability in Business Lending and Treasury Services within Global Corporate and Investment Banking.

Bank of America ended 2008 with a Tier 1 capital ratio of 9.15 percent.

Merrill Lynch preliminary results indicate a fourth-quarter net loss of $15.31 billion, or $9.62 per diluted share, driven by severe capital markets dislocations. (See the Transition Update section of this news release and supplemental earnings information provided on investor.bankofamerica.com for further details.)

In view of the continuing severe conditions in the markets and economy, the U.S. government agreed to assist in the Merrill acquisition by making a further investment in Bank of America of $20 billion in preferred stock carrying an 8 percent dividend rate.

In addition, the government has agreed to provide protection against further losses on $118 billion in selected capital markets exposure, primarily from the former Merrill Lynch portfolio. Under the agreement, Bank of America would cover the first $10 billion in losses and the government would cover 90 percent of any subsequent losses. Bank of America would pay a premium of 3.4 percent of those assets for this program.

On a pro forma basis this would boost the company’s Tier 1 capital ratio to approximately 10.70 percent.

In light of continuing severe economic and financial market conditions, the Bank of America Board of Directors has declared a first quarter dividend of $.01 per share payable March 27, 2009 to shareholders of record as of March 6, 2009.

Combined, these actions strengthen Bank of America and will allow the company to continue business levels that both support the U.S. economy and create future value for shareholders.

Bank of America extended more than $115 billion in new credit in the fourth quarter. It is increasing staff in its mortgage unit to meet a surge in demand that began late in December as mortgage rates fell. The company continues to prudently extend credit to commercial and consumer borrowers throughout its product line.

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Customer Highlights

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Of the more than $115 billion in new credit extended during the quarter, about $49 billion was in commercial non-real estate; $45 billion was in mortgages; nearly $8 billion was in domestic card and unsecured consumer loans; nearly $7 billion was in commercial real estate; more than $5 billion was in home equity products; and approximately $2 billion was in consumer Dealer Financial Services.

•	During the fourth quarter, Small Business Banking extended nearly $1 billion in new credit to over 47,000 new customers.

•	Mortgages made to low- and moderate-income borrowers and areas totaled $11.3 billion in the fourth quarter, serving more than 77,000 borrowers.

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To help homeowners avoid foreclosure, Bank of America and Countrywide modified approximately 230,000 home loans during 2008. This year the company embarked on a home loan modification program projected to modify over $100 billion in loans to help keep up to 630,000 borrowers in their homes. The centerpiece of the program is a proactive loan modification process to provide relief to eligible borrowers who are seriously delinquent or are likely to become seriously delinquent as a result of loan features, such as rate resets or payment recasts. In some instances, innovative new approaches will be employed to include automatic streamlined loan modifications across certain classes of borrowers. The program utilizes an affordability equation to qualify borrowers for loan modifications at a targeted first year mortgage debt to income ratio of 34 percent.

•

The company established a lending initiative group: senior officers meeting with the chief executive every week to evaluate how much Bank of America is lending, to whom, and what more can be done while remaining prudent and responsible. The company will report findings monthly.

Fourth Quarter 2008 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis rose 19 percent to $15.98 billion from $13.45 billion a year earlier.

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Net interest income on a fully taxable-equivalent basis rose 37 percent to $13.41 billion from $9.82 billion in the fourth quarter of 2007 on higher market based income, the favorable rate environment, loan growth and the acquisition of Countrywide. The net interest yield improved 70 basis points to 3.31 percent.

Noninterest income declined 29 percent to $2.57 billion from $3.64 billion a year earlier. Mortgage banking income, gains on sales of debt securities, insurance premiums and service charges increased. The increases were more than offset by sales and trading losses in the Capital Markets and Advisory Services business.

Noninterest expense rose 5 percent to $10.95 billion from a year earlier mainly because of the addition of Countrywide which was partially offset by lower personnel costs. Pretax merger and restructuring charges related to acquisitions were $306 million compared with $140 million a year earlier. Given the capital markets disruptions, the company’s efficiency ratio remains above normal levels.

Credit Quality

Credit quality deteriorated further during the quarter as the recession worsened. Consumers continued to experience high levels of stress from declining home prices, rising unemployment and tighter credit conditions. These factors led to higher losses and an increase in delinquencies in all consumer portfolios.

Declining home values, a slowdown in consumer spending and continued turmoil in the global financial markets negatively impacted the commercial portfolios. Commercial losses increased during the quarter driven by higher broad-based losses in the non-real estate domestic portfolios, the homebuilder portfolio, and several large defaults by foreign financial services borrowers.

Nonperforming assets were $18.23 billion or 1.96 percent of total loans, leases and foreclosed properties, compared with $13.58 billion, or 1.45 percent, at September 30 and $5.95 billion, or 0.68 percent, at December 31, 2007.

Total managed net losses were $7.40 billion, or 2.84 percent, of total average managed loans and leases compared with $6.11 billion, or 2.32 percent, in the third quarter and $3.28 billion, or 1.34 percent, in the fourth quarter of 2007.

Net charge-offs were $5.54 billion, or 2.36 percent of total average loans and leases compared with $4.36 billion, or 1.84 percent, in the third quarter and $1.99 billion, or 0.91 percent, in the fourth quarter of 2007.

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The provision for credit losses was $8.54 billion, up from $6.45 billion in the third quarter and $3.31 billion in the fourth quarter of 2007. The company added $2.99 billion to the allowance for loan and lease losses during the quarter. The additions were across most consumer portfolios reflecting economic stress on consumers. Reserves were also increased on commercial portfolios.

Capital Management

Total shareholders’ equity was $177.05 billion at December 31. Period-end assets were $1.82 trillion. The Tier 1 capital ratio was 9.15 percent, up from 7.55 percent at September 30, 2008. The Tier 1 ratio was 6.87 percent a year earlier.

Bank of America issued 455 million common shares for $9.88 billion, $15 billion of preferred stock issued to the U.S. Department of the Treasury, and did not repurchase any shares in the period. Period-end common shares issued and outstanding were 5.02 billion for the fourth quarter of 2008, 4.56 billion for the third quarter of 2008 and 4.44 billion in the year ago quarter. The company paid a cash dividend of $0.32 per common share and recorded $472 million in preferred dividends during the quarter. An additional $131 million of preferred dividends were deducted in the calculation of net income applicable to common shareholders.

In January 2009, an additional $10 billion of preferred stock (part of the original $25 billion assigned to Bank of America and Merrill Lynch) was issued to the U.S. Department of the Treasury as part of the Troubled Asset Relief Program (TARP). The company also issued approximately 1.4 billion shares of common stock associated with the acquisition of Merrill Lynch.

Full-Year 2008 Financial Summary

Revenue and Expense

Revenue on a fully taxable-equivalent basis increased 8 percent to $73.98 billion from $68.58 billion a year earlier.

Net interest income on a fully taxable-equivalent basis increased to $46.55 billion from $36.19 billion in 2007 on higher market based income, consumer and commercial loan growth, the favorable rate environment and the addition of Countrywide and LaSalle. The net interest yield widened 38 basis points to 2.98 percent reflecting the more favorable interest rate environment and product mix.

Noninterest income fell 15 percent to $27.42 billion from $32.39 billion in 2007. Writedowns in the wake of market disruptions of $10.47 billion reduced results. Higher mortgage banking income, service charges and insurance premiums along with an increase in gains on sales of debt securities partially offset the decline.

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Noninterest expense increased 11 percent to $41.53 billion from $37.52 billion a year ago mainly due to the addition of Countrywide. The increase was partially offset by lower incentive compensation. Given the capital markets disruptions, the company’s efficiency ratio remains above normal levels.

Credit Quality

Provision expense increased $18.44 billion to $26.83 billion in 2008 because of higher net charge-offs and additions to the reserve. The majority of the reserve additions were in the consumer and small business portfolios as the housing markets weakened and the economy slowed. Reserves on commercial portfolios were increased as the homebuilder and commercial domestic portfolios within Global Corporate and Investment Banking deteriorated.

Total managed net losses were $22.90 billion during 2008, or 2.27 percent of total average managed loans and leases, compared with $11.25 billion or 1.29 percent during the prior year. Net charge-offs totaled $16.23 billion, or 1.79 percent of average loans and leases, compared with $6.48 billion, or 0.84 percent in 2007. Portfolios directly tied to housing, including home equity, residential mortgage and homebuilders drove a significant portion of the increase. The weaker economy also drove higher levels of net losses across the Card Services portfolios as well as the commercial portfolios.

Capital Management

For 2008, Bank of America recorded $10.26 billion in dividends to common shareholders and $1.32 billion to preferred shareholders. The company also issued approximately 580 million common shares, including 455 million during the fourth quarter and 107 million related to the Countrywide acquisition. In addition, Bank of America obtained nearly $35 billion in additional capital in connection with preferred stock issuances throughout the year.

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2008 Business Segment Results

Global Consumer and Small Business Banking1

(Dollars in millions)	2008	2007
Total managed revenue, net of interest expense[2]	$ 58,344	$ 47,855
Provision for credit losses[3]	26,841	12,920
Noninterest expense	24,937	20,349

Net income	4,234	9,362
Efficiency ratio[2]	42.74%	42.52%
Return on average equity	5.78	14.81
Managed loans[4]	$350,264	$294,030
Deposits[4]	370,961	330,661

	At 12/31/08	At 12/31/07
Period ending deposits	$393,165	$346,908

[1]

Results shown on a managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

[2]	Fully taxable-equivalent basis
[3]	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio
[4]	Balances averaged for period

Global Consumer and Small Business Banking net income declined from a year ago as credit costs more than doubled. Expenses rose mostly on the addition of Countrywide.

Managed net revenue rose 22 percent due to the Countrywide acquisition and organic loan and deposit growth.

The provision for credit losses increased by $13.92 billion to $26.84 billion. Net losses increased $8.38 billion to $19.18 billion as housing market deterioration and weak economic conditions impacted most consumer portfolios. Loan loss reserve additions related to deterioration and increased delinquencies contributed to higher credit costs.

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Deposits and Student Lending net income increased by 9 percent to $6.21 billion, while net revenue increased 10 percent to $20.65 billion as net interest income, service charges and debit card income all showed strong growth.

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•	Card Services net income fell 85 percent to $521 million as credit costs rose. Managed net revenue grew 12 percent to $28.43 billion as higher average loan balances increased net interest income.

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Mortgage, Home Equity and Insurance Services reported a net loss of $2.50 billion as home equity credit costs rose. Higher noninterest expense was offset by increases in mortgage banking income, net interest income and insurance premiums. Expense and revenue increases are due to the addition of Countrywide.

Fourth quarter net income for Global Consumer and Small Business Banking declined 56 percent to $835 million from a year earlier. The provision for credit losses rose 77 percent as the economy weakened, and expenses rose 28 percent due to the addition of Countrywide. Net revenue increased 26 percent to $15.91 billion on higher net interest income, mortgage banking income and insurance premiums related to the addition of Countrywide and organic loan and deposit growth.

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Global Corporate and Investment Banking

(Dollars in millions)	2008	2007
Total revenue, net of interest expense[1]	$ 13,440	$ 13,651
Provision for credit losses	3,080	658
Noninterest expense	10,381	12,198

Net income (loss)	(14)	510
Efficiency ratio[1]	77.24%	89.36%
Return on average equity	(0.02)	1.12
Loans and leases[2]	$337,352	$274,725
Trading-related assets[2]	341,544	362,195
Deposits[2]	239,097	219,891
[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Global Corporate and Investment Banking had a net loss of $14 million on significant writedowns, higher credit costs and lower net revenue. A 48 percent increase in net interest income and higher service charges and investment banking income were more than offset by market disruption charges of $10.47 billion, which were $6.45 billion a year earlier. Included in those charges were CDO-related writedowns of $4.78 billion, down from $5.65 billion during 2007, and leveraged-loan writedowns of $1.08 billion, compared with $196 million a year earlier.

The provision for credit losses increased $2.42 billion to $3.08 billion. Net charge-offs rose from low 2007 levels and with the exception of homebuilders were across a broad range of borrowers and industries. Reserves were increased due to deterioration in the homebuilder, commercial domestic and dealer-related portfolios.

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Business Lending net income decreased 14 percent to $1.72 billion as strong revenue growth and lower expenses were offset by higher credit costs. Net revenue increased 29 percent to $7.82 billion on organic and merger-related average loan growth of more than $62 billion.

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Capital Markets and Advisory Services recorded a net loss of $4.95 billion compared with a net loss of $3.39 billion a year earlier. Net revenue losses of $3.02 billion, were lower compared with net revenue of $549 million a year earlier, driven by writedowns associated with credit-related positions including CDO-related investments and auction rate securities.

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Treasury Services net income increased 28 percent to $2.73 billion as net revenue grew 10 percent to $7.78 billion. Net revenue increased as favorable pricing and increased volume drove deposits and service charges higher. Both revenue and expenses were favorably impacted by the Visa IPO.

Global Corporate and Investment Banking reported a net loss of $2.44 billion for the quarter, compared with a net loss of $2.77 billion last year. The net loss narrowed on lower market disruption losses, higher net interest income due to lower short term rates, wider spreads and increased customer balances, and investment banking income, offset by higher credit costs.

Capital Markets and Advisory Services had negative net revenue of $4.64 billion in the period.

Market disruption-related impacts of $4.61 billion in the quarter include:

•	Total CDO-related losses of $1.72 billion.

•	Writedowns of commercial mortgage-backed securities and related transactions of $853 million.

•	Leveraged lending related writedowns of $429 million.

•	Writedowns on auction rate securities of $353 million.

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Global Wealth and Investment Management

(Dollars in millions)	2008	2007
Total revenue, net of interest expense [1]	$ 7,785	$ 7,553
Provision for credit losses	664	14
Noninterest expense	4,904	4,480

Net income	1,416	1,960
Efficiency ratio[1]	62.99%	59.31%
Return on average equity	12.11	19.83
Loans[2]	$ 87,591	$ 73,473
Deposits[2]	159,525	124,871

(in billions)	At 12/31/08	At 12/31/07
Assets under management	$ 524.0	$ 643.5
[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Net income declined 28 percent to $1.42 billion as support for certain cash funds increased and credit costs rose.

Net revenue increased 3 percent from the 2007 addition of U.S. Trust and LaSalle and organic loan and deposit growth. The increase was offset by support to certain cash funds, writedowns related to auction rate securities and weaker equity markets.

The provision for credit losses increased $650 million to $664 million as a result of additions to the reserve and higher net charge-offs reflecting housing market deterioration and the slowing economy.

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U.S. Trust, Bank of America Private Wealth Management net income declined 2 percent to $460 million. Net revenue rose 14 percent to $2.65 billion due to the addition of U.S. Trust and LaSalle, partially offset by the weaker equity markets.

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Columbia Management reported a net loss of $459 million compared with net income of $21 million a year ago mainly due to an additional $725 million in support provided to certain cash funds and weaker equity markets.

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Premier Banking and Investments net income fell 54 percent to $584 million as credit costs increased by $534 million on higher home equity loan losses. Net revenue decreased 15 percent to $3.20 billion on lower net interest income as spread compression driven by deposit mix and competitive deposit pricing more than offset deposit growth.

Fourth quarter net income for Global Wealth and Investment Management increased 65 percent to $511 million compared with a year earlier due to higher net revenue and lower expenses. Net revenue increased 12 percent to $1.98 billion as higher net interest income driven by growth in loans and deposits was partially offset by weaker equity markets. Expenses declined 2 percent on lower incentive compensation.

All Other1

(Dollars in millions)	2008	2007
Total revenue net of interest expense [2]	$(5,593)	$(477)
Provision for credit losses[3]	(3,760)	(5,207)
Merger and restructuring charges	935	410

All other noninterest expense	372	87

Net income (loss)	(1,628)	3,150
Loans and leases[4]	$135,671	$133,926

[1]

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management activities, the residual impact of the cost allocation processes, merger and restructuring charges, intersegment eliminations, and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Card Services on a managed basis. Our view of Global Consumer and Small Business Banking operations are also shown on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

[2]	Fully taxable-equivalent basis
[3]	Represents the provision for credit losses in All Other combined with the GCSBB securitization offset.
[4]	Balances averaged for period

All Other had a net loss of $1.63 billion for 2008 compared with net income of $3.15 billion a year earlier. For the fourth quarter the net loss of $693 million compared with net income of $830 million a year earlier. The declines are attributable to lower equity investment income, higher credit costs and increased merger and restructuring charges which more than offset gains on the sales of debt securities. Results were also adversely impacted by the absence of earnings due to the sale of certain businesses and foreign operations during 2007. Credit costs rose, primarily in the residential mortgage portfolio due to deterioration in the housing markets and the impacts of a slowing economy.

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Transition Update

(Merrill Lynch & Co. results are not part of Bank of America fourth-quarter or full-year 2008 results)

Merrill Lynch & Co. was acquired on January 1, 2009 creating a premier financial services franchise with significantly enhanced wealth management, investment banking and international capabilities.

Merrill Lynch preliminary results indicate a fourth-quarter net loss of $15.31 billion, or $9.62 per diluted share, driven by severe capital markets dislocations.

Merrill Lynch’s Global Wealth Management division generated $2.6 billion in net revenue in the period as fees held up well in the declining markets. The strongest performance came from the U.S. Advisory portion of the business. Retention of financial advisors remains consistent with historical trends.

Significant negative fourth-quarter items for Merrill Lynch include:

•	Credit valuation adjustments related to monoline financial guarantor exposures of $3.22 billion.

•	Goodwill impairments of $2.31 billion.

•	Leveraged loan writedowns of $1.92 billion.

•	$1.16 billion in the U.S. Bank Investment Securities Portfolio writedowns.

•	Commercial real estate writedowns of $1.13 billion.

The LaSalle transition reached a significant milestone in the quarter with successful systems conversions, marking the completion of the integration. In addition, cost savings exceeded original projections.

The integration of Countrywide is on track and is expected to reach targeted cost savings, which are currently expected to be around $900 million after-tax, and are expected to be fully realized by 2011.

Note: Chief Executive Officer Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss fourth quarter 2008 results in a conference call at 7 a.m. (Eastern Time) today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 877.585.6241 (domestic) or 785.424.1732 (international) and the conference ID: 79795.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,700 ATMs and award-winning online banking with nearly 29 million active users. Following the acquisition of Merrill Lynch on January 1, 2009 Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward Looking Statements

Bank of America may make forward-looking statements, including, for example, statements about management expectations and intentions regarding our future financial results, integration plans and cost savings, growth opportunities, business outlook, loan and deposit growth, mortgage production, credit losses, and other similar matters. These forward-looking statements are not historical facts, but instead represent Bank of America’s current expectations, intentions or forecasts of future events, circumstances or results. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

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You should not place undue reliance on any forward-looking statement and should consider the following possible events or factors that could cause results or performance to differ materially from those expressed in the forward-looking statements: negative economic conditions; changes in interest rates and market liquidity; changes in foreign exchange rates; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial products and instruments; estimates of fair value of assets and liabilities; legislative and regulatory actions in the United States and internationally; liabilities resulting from litigation and regulatory investigations; changes in domestic or foreign tax laws, rules and regulations and governmental interpretations thereof; monetary and fiscal policies and regulations; changes in accounting standards, rules and interpretations; increased competition; the ability to grow Bank of America’s core businesses; the ability to develop and introduce new banking-related products, services and enhancements; mergers and acquisitions and their integration; decisions to downsize, sell or close units or otherwise change Bank of America’s business mix; management’s ability to identify and manage these and other risks; and the other risk factors discussed in Bank of America’s Annual Report on Form 10-K for 2007, Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in any of Bank of America’s other subsequent SEC filings.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Net interest income	$13,106	$9,165	$45,360	$34,441
Total noninterest income	2,574	3,639	27,422	32,392

Total revenue, net of interest expense	15,680	12,804	72,782	66,833
Provision for credit losses	8,535	3,310	26,825	8,385
Noninterest expense, before merger and restructuring charges	10,641	10,269	40,594	37,114
Merger and restructuring charges	306	140	935	410

Income (loss) before income taxes	(3,802)	(915)	4,428	20,924
Income tax expense (benefit)	(2,013)	(1,183)	420	5,942

Net income (loss)	$(1,789)	$268	$4,008	$14,982

Preferred stock dividends	603	53	1,452	182

Net income (loss) applicable to common shareholders	$(2,392)	$215	$2,556	$14,800

Earnings (loss) per common share	$(0.48)	$0.05	$0.56	$3.35
Diluted earnings (loss) per common share (1)	(0.48)	0.05	0.55	3.30

Summary Average Balance Sheet	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Total loans and leases	$941,563	$868,119	$910,878	$776,154
Debt securities	280,942	206,873	250,551	186,466
Total earning assets	1,616,673	1,502,998	1,562,729	1,390,192
Total assets	1,948,854	1,742,467	1,843,979	1,602,073
Total deposits	892,141	781,625	831,144	717,182
Shareholders’ equity	176,566	144,924	164,831	136,662
Common shareholders’ equity	142,535	141,085	141,638	133,555

Performance Ratios	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Return on average assets	(0.37)%	0.06%	0.22%	0.94%
Return on average common shareholders’ equity	(6.68)	0.60	1.80	11.08

Credit Quality	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Total net charge-offs	$5,541	$1,985	$16,231	$6,480
Annualized net charge-offs as a % of average loans and leases outstanding (2)	2.36%	0.91%	1.79%	0.84%
Provision for credit losses	$8,535	$3,310	$26,825	$8,385
Total consumer credit card managed net losses	3,263	2,138	11,382	8,214
Total consumer credit card managed net losses as a % of average managed credit card receivables	7.16%	4.75%	6.18%	4.79%

	December 31
	2008	2007
Total nonperforming assets	$18,232	$5,948
Nonperforming assets as a % of total loans, leases and foreclosed properties (2)	1.96%	0.68%
Allowance for loan and lease losses	$23,071	$11,588
Allowance for loan and lease losses as a % of total loans and leases (2)	2.49%	1.33%

Capital Management	December 31
	2008	2007
Risk-based capital ratios:
Tier 1	9.15%	6.87%
Total	13.00	11.02
Tangible equity ratio (3)	5.01	3.62
Tangible common equity ratio (4)	2.83	3.35
Period-end common shares issued and outstanding	5,017,436	4,437,885

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Shares issued	455,381	3,730	579,551	53,464
Shares repurchased	—	(2,700)	—	(73,730)
Average common shares issued and outstanding	4,957,049	4,421,554	4,592,085	4,423,579
Average diluted common shares issued and outstanding (1)	4,957,049	4,470,108	4,612,491	4,480,254
Dividends paid per common share	$0.32	$0.64	$2.24	$2.40

Summary Ending Balance Sheet	December 31
	2008	2007
Total loans and leases	$931,446	$876,344
Total debt securities	277,589	214,056
Total earning assets	1,536,198	1,463,570
Total assets	1,817,943	1,715,746
Total deposits	882,997	805,177
Total shareholders’ equity	177,052	146,803
Common shareholders’ equity	139,351	142,394
Book value per share of common stock	$27.77	$32.09

(1)	Due to the net loss for the three months ended December 31, 2008, the impact of antidilutive equity instruments have been excluded from diluted earnings per share and average diluted common shares.
(2)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three months and year ended December 31, 2008 and 2007.
(3)	Tangible equity ratio equals shareholders’ equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.
(4)	Tangible common equity ratio equals common shareholders’ equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 includes the Countrywide acquisition; prior periods have not been restated. This information is preliminary and based on company data available at the time of the presentation.	16

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

Global Consumer and Small Business Banking (1)	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$15,911	$12,621	$58,344	$47,855
Provision for credit losses (3)	7,584	4,287	26,841	12,920
Noninterest expense	7,145	5,572	24,937	20,349
Net income	835	1,899	4,234	9,362
Efficiency ratio (2)	44.91%	44.15%	42.74%	42.52%
Return on average equity	4.13	11.23	5.78	14.81
Average - total loans and leases	$364,114	$317,629	$350,264	$294,030
Average - total deposits	396,497	342,926	370,961	330,661

Deposits and Student Lending
Total revenue, net of interest expense (2)	$5,364	$4,843	$20,649	$18,851
Net income	1,753	1,536	6,210	5,713
Card Services (1)
Total revenue, net of interest expense (2)	7,316	6,590	28,433	25,315
Net income (loss)	(204)	498	521	3,590
Mortgage, Home Equity and Insurance Services
Total revenue, net of interest expense (2)	3,231	1,188	9,262	3,689
Net income (loss)	(714)	(135)	(2,497)	59

Global Corporate and Investment Banking	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$(265)	$(695)	$13,440	$13,651
Provision for credit losses	1,415	274	3,080	658
Noninterest expense	2,229	3,453	10,381	12,198
Net income (loss)	(2,442)	(2,771)	(14)	510
Efficiency ratio (2)	n/m	n/m	77.24%	89.36%
Return on average equity	(14.24)%	(20.53)%	(0.02)	1.12
Average - total loans and leases	$343,379	$327,622	$337,352	$274,725
Average - total deposits	249,301	235,730	239,097	219,891

Business Lending
Total revenue, net of interest expense (2)	$2,226	$1,901	$7,823	$6,085
Net income	301	608	1,722	2,000
Capital Markets and Advisory Services
Total revenue, net of interest expense (2)	(4,639)	(4,489)	(3,018)	549
Net income (loss)	(3,615)	(3,782)	(4,948)	(3,385)
Treasury Services
Total revenue, net of interest expense (2)	1,916	1,890	7,784	7,104
Net income	756	488	2,732	2,136

Global Wealth and Investment Management	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$1,984	$1,768	$7,785	$7,553
Provision for credit losses	152	34	664	14
Noninterest expense	1,068	1,297	4,904	4,480
Net income	511	310	1,416	1,960
Efficiency ratio (2)	53.77%	73.34%	62.99%	59.31%
Return on average equity	17.32	10.85	12.11	19.83
Average - total loans and leases	$88,874	$82,816	$87,591	$73,473
Average - total deposits	171,340	138,163	159,525	124,871

U.S. Trust (4)
Total revenue, net of interest expense (2)	$640	$700	$2,650	$2,320
Net income	121	124	460	470
Columbia Management
Total revenue, net of interest expense (2)	88	20	391	1,076
Net income (loss)	(64)	(175)	(459)	21
Premier Banking and Investments
Total revenue, net of interest expense (2)	776	932	3,201	3,749
Net income	201	292	584	1,267

All Other (1)	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$(1,650)	$(240)	$(5,593)	$(477)
Provision for credit losses (5)	(616)	(1,285)	(3,760)	(5,207)
Noninterest expense	505	87	1,307	497
Net income	(693)	830	(1,628)	3,150

Average - total loans and leases	145,196	140,052	135,671	133,926
Average - total deposits	75,003	64,806	61,561	41,759

(1)	Global Consumer and Small Business Banking is presented on a managed basis, specifically Card Services, with a corresponding offset recorded in All Other.
(2)

Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(4)

In July 2007, the operations of the acquired U.S. Trust Corporation were combined with the former Private Bank to create U.S. Trust, Bank of America Private Wealth Management. The results of the combined business were reported for periods beginning on July 1, 2007. Prior to July 1, 2007, the results solely reflect that of the former Private Bank.

(5)	Represents provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 includes the Countrywide acquisition; prior periods have not been restated. This information is preliminary and based on company data available at the time of the presentation.	17

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Net interest income	$13,406	$9,815	$46,554	$36,190
Total revenue, net of interest expense	15,980	13,454	73,976	68,582

Net interest yield	3.31%	2.61%	2.98%	2.60%

Efficiency ratio	68.51	77.36	56.14	54.71

Other Data	December 31
	2008	2007
Full-time equivalent employees	243,075	209,718
Number of banking centers - domestic	6,139	6,149
Number of branded ATMs - domestic	18,685	18,753

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 includes the Countrywide acquisition; prior periods have not been restated. This information is preliminary and based on company data available at the time of the presentation.	18

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Consumer and Small Business Banking’s results, specifically Card Services, on a managed basis. This basis of presentation excludes the Corporation’s securitized mortgage and home equity portfolios for which the Corporation retains servicing. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Consumer and Small Business Banking. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Consumer and Small Business Banking’s and Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Consumer and Small Business Banking’s net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Consumer and Small Business Banking’s noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Consumer and Small Business Banking.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Consumer and Small Business Banking

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$33,851	$(8,701)	$25,150	$28,712	$(8,027)	$20,685
Noninterest income:
Card income	10,057	2,250	12,307	10,194	3,356	13,550
Service charges	6,807	—	6,807	6,007	—	6,007
Mortgage banking income	4,422	—	4,422	1,332	—	1,332
Insurance premiums	1,968	(186)	1,782	912	(250)	662
All other income	1,239	(33)	1,206	698	(38)	660

Total noninterest income	24,493	2,031	26,524	19,143	3,068	22,211

Total revenue, net of interest expense	58,344	(6,670)	51,674	47,855	(4,959)	42,896

Provision for credit losses	26,841	(6,670)	20,171	12,920	(4,959)	7,961
Noninterest expense	24,937	—	24,937	20,349	—	20,349

Income before income taxes	6,566	—	6,566	14,586	—	14,586
Income tax expense (3)	2,332	—	2,332	5,224	—	5,224

Net income	$4,234	$—	$4,234	$9,362	$—	$9,362

Average - total loans and leases	$350,264	$(104,401)	$245,863	$294,030	$(103,284)	$190,746

All Other
	Year Ended December 31, 2008			Year Ended December 31, 2007
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(8,610)	$8,701	$91	$(7,645)	$8,027	$382
Noninterest income:
Card income	2,164	(2,250)	(86)	2,817	(3,356)	(539)
Equity investment income	265	—	265	3,745	—	3,745
Gains on sales of debt securities	1,133	—	1,133	180	—	180
All other income (loss)	(545)	219	(326)	426	288	714

Total noninterest income	3,017	(2,031)	986	7,168	(3,068)	4,100

Total revenue, net of interest expense	(5,593)	6,670	1,077	(477)	4,959	4,482

Provision for credit losses	(3,760)	6,670	2,910	(5,207)	4,959	(248)
Merger and restructuring charges	935	—	935	410	—	410
All other noninterest expense	372	—	372	87	—	87

Income (loss) before income taxes	(3,140)	—	(3,140)	4,233	—	4,233
Income tax expense (benefit) (3)	(1,512)	—	(1,512)	1,083	—	1,083

Net income (loss)	$(1,628)	$—	$(1,628)	$3,150	$—	$3,150

Average - total loans and leases	$135,671	$104,401	$240,072	$133,926	$103,284	$237,210

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

Information for periods beginning July 1, 2008 includes the Countrywide acquisition; prior periods have not been restated. This information is preliminary and based on company data available at the time of the presentation.	19